AMENDMENT #3
TO
HUBBELL INCORPORATED
AMENDED AND RESTATED TOP HAT RESTORATION PLAN
As Amended and Restated Effective as of January 1, 2005

This Amendment #3 (the “Amendment”) is adopted by Hubbell Incorporated, a Connecticut corporation (the “Company”), for the purpose of amending that certain Hubbell Incorporated Amended and Restated Top Hat Restoration Plan (as Amended and Restated Effective as of January 1, 2005) (as amended, the “Plan”), as of December 4, 2019 (the “Amendment Effective Date”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to such terms in the Plan.

WHEREAS, pursuant to Section 9.1 of the Plan, the Board of Directors may at any time and from time to time amend the Plan in any respect without restriction and without the consent of any Participant, Beneficiary or Spouse; provided that no such amendment shall impair the right of any Participant, Beneficiary or Spouse to receive benefits earned and accrued under the Plan prior to such amendment;

WHEREAS, Plan benefits are based on the benefit formula under the Hubbell Incorporated Retirement Plan for Hourly Employees, formerly known as the Hubbell Incorporated Retirement Plan for Salaried Employees (the “DB Retirement Plan”);

WHEREAS, the Board has determined that it is advisable and in the best interests of the Employer to amend the Plan as set forth herein to reflect certain changes to the Plan that will diverge in part from the terms of the DB Retirement Plan, as amended, and that such amendment is permitted under Section 9.1 of the Plan.

NOW, THEREFORE, in consideration of the foregoing recitals, the Plan is hereby amended as follows, effective as of January 1, 2020:

1.	Section 4.1 of the Plan is hereby amended and restated in its entirety as follows:

“4.1 A Participant’s Retirement Benefit under this Plan shall be the excess of (a) over (b), where:
(a)    (I) for periods prior to January 1, 2020, equals the applicable Early, Normal, Late, Deferred Vested or Disability Retirement benefit to which the Participant is entitled under the Hubbell Retirement Plan (subject to the freeze on credited service effective as of February 28, 2017 and the freeze on all benefit accruals effective as of December 31, 2020) as if the calculation were performed (i) without applying the Compensation Cap and Defined Benefit Maximum, (ii) including compensation amounts deferred by such Participant under the Hubbell Incorporated Executive Deferred Compensation Plan (as if such amounts had not been so deferred), and
(II) for periods on and after January 1, 2020, equals the applicable Early, Normal, Late, Deferred Vested or Disability Retirement benefit to which the Participant would be entitled under the Hubbell Retirement Plan (subject to the freeze on credited service effective as of February 28, 2017 and the freeze on all benefit accruals effective as of December 31, 2020) as if the calculation were performed (i) without applying the Compensation Cap and Defined Benefit Maximum, and (ii) using the following as the definition of Compensation: “Compensation means Base Salary plus Bonus, where (x) “Base Salary” means the base or regular cash salary relating to service performed during any calendar year, excluding distributions from nonqualified deferred compensation plans, bonuses, commissions, overtime, fringe benefits, stock options, relocation expenses, incentive payments, non-monetary awards and automobile and other allowances paid to a Participant for services rendered (whether or not such amounts are included in the Employee’s gross income); (y) “Bonus” means any cash incentive or bonus compensation and commission payments payable in a Plan Year that is in addition to Base Salary, earned by a Participant under any Employer’s annual bonus and cash incentive plans, but shall not include any stock option, stock appreciation rights, other equity-based incentive award or a replacement of an award originally granted as equity compensation, retention bonus or fringe benefits; and (z) Base Salary and Bonus shall each be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee.
(b)    equals the applicable Early, Normal, Late, Deferred Vested or Disability Retirement benefit to which the Participant is entitled under the Hubbell Retirement Plan.
For purposes of the above calculations, it shall be assumed that the Participant’s benefit under the Hubbell Retirement Plan is a single life annuity commencing on such Participant’s Separation from Service or, if later, the date on which such Participant would attain age 55, regardless of when such benefit actually commences.”

2.	Except as modified by the forgoing, the terms and conditions of the Plan shall remain in full force and effect following the adoption of this Amendment.

IN WITNESS WHEREOF, the Company has adopted this Amendment #3 to the Hubbell Incorporated Amended and Restated Top Hat Restoration Plan as of the Amendment Effective Date.

HUBBELL INCORPORATED

By:     /s/ Katherine A. Lane

Print Name: Katherine A. Lane

Title: Vice President, General Counsel and Secretary

Date: December 4, 2019